Natural Gas Purchase Agreement

Party A: Xi’an Xilan Natural Gas Co., Ltd.
Party B: PetroChina Chang Qing Oil Field Branch

According to the CONTRACT LAW OF THE PEOPLE’S REPUBLIC OF CHINA, the MUNICIPAL GAS MANAGEMENT REGULATION, as well as the MUNICIPAL GAS SECURITY MANAGEMENT REGULATION, for the purpose of confirming the obligations and rights for the supplier and the user in the process of natural gas supply and usage, after mutual negotiation, Party A and Party B reach this agreement which should be strictly followed.

Article 1: Party B provides compressed natural gas to Party A through fueling stations operated by Party B.

Article 2: Measuring unit and measuring method of natural gas:
1.	Unit: Cubic meters
2.	Method: Based on the indication of fueling machine at the fueling station owned by Party B

Article 3: Price of natural gas and settlement:
1.	Price of natural gas: According to the pricing standard of natural gas set by the Price Control Administration of Xi’an City, the price of natural gas supplied by Party B is RMB 1.10 per NM3.
2.	Settlement: The payment for natural gas must be settled before the twenty-fifth of every month, negotiable under special circumstances.
3.	The actual settlement amount is based on the reconciliation numbers.

Article 4: Obligations and duties of Party A:
1.	Party A shall make payment within the stated date, (negotiable under special circumstances). If payment was not made as stated, Party B has the right to terminate the supply of natural gas.
2.
Party A should instruct its drivers to comply with all the regulations at the fueling stations owned by Party B. If, due to the misconduct of the staff of Party A, damages are caused to the equipments, Party A must reimburse Party B for the damages accordingly.

Article 5: Obligations and duties of Party B:
1.
Party B must guarantee to provide Party A with quality compressed natural gas. If there are any disagreements between Party A and Party B regarding the quality of the natural gas, the natural gas should be tested by the National Quality Supervision Department. If according to the test results, Party A sustained any loss from unqualified natural gas provided by Party B, Party A should be reimbursed by Party B.

2.	Party B must guarantee the accuracy of measurement of the fueling equipments and has the responsibility to assist Party A in testing the measurement of the fueling equipments.
3.
Party B has the responsibility to provide quality service to Party A. The quantity and quality of the compressed natural gas supplied by Party B must not be false, if inconsistencies are discovered, Party B must compensate Party A according to related national regulations.

4.
Party B must provide Party A with clear and accurate quantity information of the supplied natural gas. If Party A generates any loss as a result from the information given, Party A should be reimbursed by party B.

5.	In order to guarantee Party A’s operation, Party B should inform Party A during times when there is insufficient supply of natural gas or when equipments are under testing and maintenance.

Article 6: Dispute Resolution:
Both parties will negotiate to solve any disputes which occur during the execution of the agreement. If the two parties could not reach an agreement, any party may commence proceedings at the local People's Court.

Article 7: This agreement is in quadruplicate and each party holds two copies.

Party A:  Xian Xilan Natural Gas Co., Ltd.
Cao Lixia (signature)
Date: July 30, 2006

Party B: PetroChina Chang Qing Oil Field Branch
Guo Hua (signature)

Date: July 30, 2006